Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated May 21, 2013, relating to the consolidated financial statements of Vodafone Group Plc and the effectiveness of Vodafone Group Plc’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Vodafone Group Plc for the year ended March 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

London, United Kingdom

July 24, 2013